ATSG Reports Second Quarter 2021 Results
Record Quarterly Adjusted EBITDA; Strong Midsize Freighter Demand Continues
WILMINGTON, OH, August 5, 2021 - Air Transport Services Group, Inc. (Nasdaq: ATSG), the leading provider of medium wide-body aircraft leasing, contracted air transportation and related services, today reported consolidated financial results for the quarter ended June 30, 2021.
ATSG's second quarter 2021 results, as compared with the second quarter of 2020 include:
•Customer revenues increased $32.1 million, or 8 percent, to $409.9 million.
Second-quarter aircraft leasing and ground services revenues increased substantially from a year ago, while airline services revenues decreased, largely due to a surge in pandemic-related charter operations last year. Aircraft leasing and related revenues from external customers for the quarter increased $16.7 million from seventeen more leases of Boeing 767 freighters since June 2020, including five in the second quarter this year.
•GAAP Earnings from Continuing Operations were $79.9 million, or $1.17 per share basic, versus a loss of $105.2 million, or ($1.78) per share basic, for the same period last year.
The re-measurements of financial instrument values, including warrants to purchase ATSG shares, increased ATSG's second-quarter after-tax earnings by $27.6 million in 2021 and reduced them by $107.6 million in 2020. Warrant effects in this year's quarter stemmed primarily from a decrease in the traded value of ATSG shares. Government grants intended to mitigate pandemic effects on ATSG's passenger airline operations added $29.5 million to ATSG's second-quarter 2021 net income, compared with $7.6 million a year ago. Results for the second quarter also included $5.0 million in after-tax debt restructuring costs in 2021, and a $30.2 million after-tax impairment charge in 2020, primarily for four Boeing 757 freighters retired from service.
•Adjusted Earnings from Continuing Operations (non-GAAP) were $28.1 million, versus $32.5 million a year ago. Adjusted Earnings Per Share (non-GAAP) were $0.35 diluted, down $0.09.
Adjusted Earnings from Continuing Operations and Adjusted EPS exclude the above-mentioned GAAP items and other elements from GAAP results that differ distinctly in predictability among periods or are not closely related to operations. Adjusted EPS for both periods are based on share counts that reflect Amazon's May 2021 exercise of a portion of its ATSG warrants.
•Adjusted EBITDA from Continuing Operations (non-GAAP) increased $2.2 million to $127.8 million vs the prior-year quarter and by $22.2 million vs the first quarter of 2021.
ATSG’s airlines, even excluding the benefit of pandemic relief grants, generated positive cash returns for the quarter, as strong growth in e-commerce-driven cargo operations offset reductions in passenger flying and increased operating expenses as a result of the pandemic.
Adjusted Earnings per Share, Adjusted Earnings from Continuing Operations and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and are defined in the non-GAAP reconciliation tables at the end of this release.

Rich Corrado, president and chief executive officer of ATSG, said, "As we had forecast, ATSG's revenue, earnings and Adjusted EBITDA improved significantly from first-quarter levels as our airline businesses achieved their performance targets, and leasing of our Boeing 767 freighters remained on a record pace. We have delivered seven of the eleven additional Boeing 767s we will lease to and fly for Amazon this year during the first half, and accelerated our plans to offer Airbus A321-200 converted freighters to our lease customers. While our ongoing Boeing 757 combi and passenger flying assignments have not yet fully recovered from the pandemic, we are optimistic about continued steady improvement on those fronts, and about meeting or outperforming the overall results we have projected for 2021."

Financial Highlights
•Adjusted EBITDA from Continuing Operations increased 21 percent, or $22.2 million, sequentially from the first quarter, and ended the first half of 2021 at $233.4 million, which represents 44 percent of ATSG's target of at least $525 million in Adjusted EBITDA for calendar 2021.
•Capital spending for the first half of 2021 was $300.2 million, up $34.4 million. First-half spending included $200.1 million for the acquisition and modification of passenger aircraft for freighter conversion, as ATSG expands its fleet for new orders from customers. Spending for required heavy maintenance and for other equipment, including aircraft engines and components, was $100.1 million for the first half of 2021.
•ATSG completed a follow-on issuance of $200 million in seven year unsecured notes bearing a 4.75 percent coupon rate and an equivalent yield of 3.96 percent, and amended its Senior Credit Facility to pay off its term debt and increase access to revolver credit.
•Amazon completed the conversion of 14.9 million warrants for the purchase of ATSG common shares under both cashless and cash exercises. Amazon paid ATSG $132 million for the purchase of 13.6 million ATSG shares. As a result of the cash and cashless exercise of its ATSG warrants, Amazon now owns 14.4 million shares, or 19.5 percent, of ATSG’s outstanding common shares. Amazon still holds warrants for the purchase of an additional 21.8 million ATSG shares under other agreements. ATSG's per-share adjusted earnings for prior periods are adjusted for the increase in shares outstanding.

Segment Results
Cargo Aircraft Management (CAM)

CAM	Second Quarter		First Half
($ in thousands)	2021	2020	2021	2020
Aircraft leasing and related revenues	93,624	79,345	181,853	157,954
Lease incentive amortization	(5,030)	(4,475)	(9,982)	(8,921)
Total CAM revenues	88,594	74,870	171,871	149,033
Depreciation expense	50,012	42,024	97,007	85,071
Allocated interest expense	9,669	9,707	18,895	19,962
Segment earnings, pretax	22,554	19,640	44,016	35,460

Significant Developments:
•CAM's second quarter revenues, net of warrant-related lease incentives, increased 18 percent versus the prior year. Revenues increased primarily from seventeen more leases of 767 freighters to customers. Revenues from CAM's external customers increased 33 percent for the quarter.
•Segment pretax earnings for the quarter were $22.6 million, up 15 percent from 2020's second quarter. Depreciation expense increased $8.0 million and interest expense allocated to CAM was flat versus the prior-year period.
•As of June 30, 2021:
◦ATSG’s total in-service fleet comprised 110 Boeing aircraft, sixteen more than a year ago. Ninety one were cargo aircraft, four were combis, and fifteen were passenger aircraft.
◦The in-service fleet included seven aircraft not owned by CAM: four passenger 767s leased to Omni Air, and three 767 freighters provided by Amazon for Air Transport International to operate in Amazon's air network.
◦Eighty CAM-owned Boeing 767 freighter aircraft were leased to external customers, seventeen more than a year ago and seven more than at December 31, 2020.
◦CAM owned fifteen 767 aircraft that were in or awaiting conversion to freighters, up from eight at the start of the year. CAM has purchased twelve passenger 767s during the first half for freighter modification, all for lease deployment in 2021 or 2022. One CAM-owned 767-200 freighter was being prepared for re-lease.

•CAM continues to expect that it will lease sixteen or more 767-300 freighters to external customers during 2021 with nine in the second half, and at least ten more in 2022. Customers continue to place orders to lease additional 767s from CAM for delivery as late as 2025.
ACMI Services

ACMI Services	Second Quarter		First Half
($ in thousands)	2021	2020	2021	2020
Revenues	273,301	287,604	520,432	571,769
Allocated interest expense	4,473	5,645	8,996	10,946
Segment earnings, inclusive of government grants, pretax	44,762	29,505	66,021	47,883
Significant Developments:
•Revenues for ACMI Services decreased five percent from the prior-year period, stemming primarily from a reduction this year in passenger operations for customers of Omni Air, ATSG's passenger airline, reduced Boeing 757 combi operations for the military by Air Transport International, and the retirement of four Boeing 757 freighters ATI had operated for DHL. Revenues for ATSG’s cargo operations increased sharply for the quarter.
•Total revenue block hours for ATSG's airlines for the second quarter increased 18 percent from the previous year. Block hours for total passenger and combi operations were down 8 percent, primarily due to the pandemic, but increased 17 percent sequentially over the first quarter of this year. Block hours for air cargo operations, principally for express-network customers, increased 26 percent over the second quarter of 2020. ATSG's airlines expect continuing growth in express-network flying in 2021, as they project to be flying forty-six 767s for Amazon by the end of the year, thirteen more than at the end of 2020.
•Pretax segment earnings for the second quarter increased 52 percent to $44.8 million, including the benefit of $38.3 million in government grants recognized in the second quarter this year and $9.8 million in the same 2020 period. ATSG excludes those amounts from its non-GAAP adjusted earnings and EBITDA.
•Due primarily to the effects of the pandemic, ATSG expects that some combi routes ATI flies for the U.S. military will continue to be impacted through 2021.

Other Activities

Other	Second Quarter		First Half
($ in thousands)	2021	2020	2021	2020
Total Revenues	$97,236	$77,056	$190,934	$157,092
Revenues from external customers	69,901	40,240	138,062	98,620
Pretax Earnings (Loss)	3,161	(2,244)	3,550	(2,191)
Significant Developments:
•External revenues from other activities were up $29.7 million from a year ago, reflecting increased ground services, aircraft maintenance services and aviation fuel sales. The increase in revenues drove better earnings compared to the previous year.

Outlook
ATSG continues to expect its Adjusted EBITDA for 2021 to be at least $525 million, or six percent more than 2020 Adjusted EBITDA of $497 million. The forecast projects new leases for sixteen or more 767-300 freighter aircraft in 2021 and CMI flight operations for at least thirteen more 767 freighters for Amazon in 2021. It also assumes no incremental restrictions on passenger air travel, or on combi operations stemming from a recent resurgence in Covid-19 infections globally.

Corrado noted that “E-commerce merchandising continues to drive strong demand for freighter aircraft capacity worldwide, and our Boeing 767s are at the center of that global trend. We have orders from companies such as DHL, Star Air, and Amerijet to lease at least ten more Boeing 767-300 freighters next year, and demand from multiple customers for others starting as late as 2025."
ATSG is also accelerating plans to extend its position as the world's leading lessor of midsize freighters into new freighter types. Toward that objective, ATSG has secured rights for 67 freighter conversion slots with induction dates starting in 2022 through the end of 2025. These slots include Boeing 767-300s, Airbus A321s, and an additional type, the Airbus A330 aircraft.
"The A330 converted freighter, like our 767-300s will be a popular midsized option for our leasing customers," Corrado said. "The addition of an A330 option will provide our leasing business with a third platform for growth, and complements the A321 freighter we will also introduce next year. Twenty of the 67 conversion slots, beginning in mid-2023 through the end of 2025, are designated for the A330."
"Our airlines continue to see sharp increases in flight operations for our CMI and other air cargo customers. We are optimistic about overall solid gains in the performance of our airlines this year, especially in the second half, as we anticipate further improvement in passenger and combi operations impacted by the pandemic. We will revisit our full-year guidance when we report our third-quarter results in early November."
ATSG's Adjusted EBITDA guidance for 2021 continues to include costs to maintain Omni Air's staffing levels, rates of pay, and benefits as required under its PSP agreements. Adjusted EBITDA, Adjusted Pretax Earnings and Adjusted EPS exclude the recognition of pandemic relief grants Omni Air received in 2021.
ATSG’s capital expenditures are now projected to be approximately $550 million in 2021, up $50 million from our previous guidance. The increase is primarily due to commitments to acquire five more passenger aircraft for conversion, including four Boeing 767-300s and one Airbus A321-200.
"We now expect our capital spending for growth to continue to reflect the unprecedented demand for midsized converted freighters, fueled by e-commerce shopping,” Corrado said. “The cash returns that we achieve from our investments, combined with our balance-sheet liquidity, will allow us to extend our market leadership in midsize freighter leasing and, when permitted, also allocate capital toward share repurchases and/or cash dividends. Our focus continues to be on maximizing total long-term returns to shareholders.”

Non-GAAP Financial Measures
This release, including the attached tables, contains non-GAAP financial measures that management uses to evaluate historical results and project future results. Management believes that these non-GAAP measures assist in highlighting operational trends, facilitate period-over-period comparisons, and provide additional clarity about events and trends affecting core operating performance. Disclosing these non-GAAP measures provides insight to investors about additional metrics that management uses to evaluate past performance and prospects for future performance. Non-GAAP measures are not a substitute for GAAP. The historical non-GAAP financial measures included in this release are reconciled to GAAP earnings in tables included later in this release. The Company does not provide a reconciliation of projected Adjusted EBITDA because it is unable to predict with reasonable accuracy the value of certain adjustments. Certain adjustments can be significantly impacted by the re-measurements of financial instruments including stock warrants issued to a customer. The Company’s earnings on a GAAP basis and the non-GAAP adjustments for gains and losses resulting from the re-measurement of stock warrants, will depend on the future prices of ATSG stock, interest rates, and other assumptions which are highly uncertain.

Conference Call
ATSG will host an investor conference call on August 6, 2021, at 10 a.m. Eastern time to review its financial results for the second quarter of 2021. Participants should dial (800) 708-4540 and international participants should dial (847) 619-6397 ten minutes before the scheduled start of the call and ask for conference passcode 50205865. The call will also be webcast live (in listen-only mode) via a link at www.atsginc.com using the same passcode. The conference call also will be available on webcast replay via www.atsginc.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. A number of important factors could cause Air Transport Services Group's (ATSG's) actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, (i) the following, which relate to the current COVID-19 pandemic and related economic downturn: the pandemic may continue for a longer period, or its impact on commercial and military passenger flying, may be more substantial than what we currently expect; disruptions to our workforce and staffing capability or in our ability to access airports and maintenance facilities; the impact on our customers' creditworthiness; the continuing ability of our vendors and third party service providers to maintain customary service levels; and (ii) other factors that could impact the market demand for our assets and services, including our operating airlines' ability to maintain on-time service and control costs; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; fluctuations in ATSG's traded share price and in interest rates, which may result in mark-to-market charges on certain financial instruments; the number, timing and scheduled routes of our aircraft deployments to customers; our ability to remain in compliance with key agreements with customers, lenders and government agencies; changes in general economic and/or industry specific conditions; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. Except as may be required by applicable law, ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint Turner, ATSG Inc. Chief Financial Officer
937-366-2303

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUES	$409,872	$377,794	$785,960	$767,071

OPERATING EXPENSES
Salaries, wages and benefits	141,524	119,503	283,540	245,034
Depreciation and amortization	75,633	68,291	146,684	137,633
Maintenance, materials and repairs	45,913	43,704	87,920	85,381
Fuel	36,592	36,787	67,034	80,586
Contracted ground and aviation services	18,794	13,546	33,597	27,895
Travel	18,501	17,315	36,905	38,972
Landing and ramp	3,026	2,772	6,135	5,517
Rent	5,726	5,198	11,594	8,684
Insurance	3,068	2,508	6,204	4,176
Other operating expenses	14,750	15,738	31,173	30,954
Government grants	(38,274)	(9,821)	(66,304)	(9,821)
Impairment of aircraft and related assets	—	39,075	—	39,075
	325,253	354,616	644,482	694,086

OPERATING INCOME	84,619	23,178	141,478	72,985
OTHER INCOME (EXPENSE)
Interest income	9	12	28	124
Non-service component of retiree benefit credits (costs)	4,456	2,898	8,913	5,796
Debt issuance costs	(6,505)	—	(6,505)	—
Net gain (loss) on financial instruments	35,703	(109,723)	45,175	(2,679)
Gain (loss) from non-consolidated affiliates	965	(6,513)	(218)	(9,277)
Interest expense	(15,021)	(16,045)	(29,543)	(32,368)
	19,607	(129,371)	17,850	(38,404)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	104,226	(106,193)	159,328	34,581
INCOME TAX EXPENSE	(24,357)	1,031	(37,169)	(6,010)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	79,869	(105,162)	122,159	28,571

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	65	236	65	4,008
NET EARNINGS (LOSS)	$79,934	$(104,926)	$122,224	$32,579

EARNINGS PER SHARE - CONTINUING OPERATIONS
Basic	$1.17	$(1.78)	$1.91	$0.48
Diluted	$0.74	$(1.78)	$1.23	$0.14

WEIGHTED AVERAGE SHARES - CONTINUING OPERATIONS
Basic	68,206	59,130	63,851	59,085
Diluted	72,964	59,130	73,849	68,104

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,909	$39,719
Accounts receivable, net of allowance of $890 in 2021 and $997 in 2020	176,146	153,511
Inventory	44,501	40,410
Prepaid supplies and other	27,931	39,096
TOTAL CURRENT ASSETS	333,487	272,736

Property and equipment, net	2,097,256	1,939,776
Customer incentive	114,510	126,007
Goodwill and acquired intangibles	511,001	516,290
Operating lease assets	63,925	68,824
Other assets	90,675	78,112
TOTAL ASSETS	$3,210,854	$3,001,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$172,286	$141,425
Accrued salaries, wages and benefits	58,888	56,506
Accrued expenses	18,213	19,005
Current portion of debt obligations	622	13,746
Current portion of lease obligations	16,889	17,784
Unearned revenue and grants	68,970	53,522
TOTAL CURRENT LIABILITIES	335,868	301,988
Long term debt	1,398,470	1,465,331
Stock warrant obligations	63,085	103,474
Post-retirement obligations	25,626	35,099
Long term lease obligations	47,192	51,128
Other liabilities	47,183	47,963
Deferred income taxes	178,703	141,265

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 74,202,815 and 59,560,036 shares issued and outstanding in 2021 and 2020, respectively	742	596
Additional paid-in capital	989,611	855,547
Retained earnings	200,234	78,010
Accumulated other comprehensive loss	(75,860)	(78,656)
TOTAL STOCKHOLDERS’ EQUITY	1,114,727	855,497
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,210,854	$3,001,745

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRETAX EARNINGS AND ADJUSTED PRETAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues
CAM
Aircraft leasing and related revenues	$93,624	$79,345	$181,853	$157,954
Lease incentive amortization	(5,030)	(4,475)	(9,982)	(8,921)
Total CAM	88,594	74,870	171,871	149,033
ACMI Services	273,301	287,604	520,432	571,769
Other Activities	97,236	77,056	190,934	157,092
Total Revenues	459,131	439,530	883,237	877,894
Eliminate internal revenues	(49,259)	(61,736)	(97,277)	(110,823)
Customer Revenues	$409,872	$377,794	$785,960	$767,071

Pretax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	22,554	19,640	44,016	35,460
ACMI Services, inclusive of government grants and interest expense	44,762	29,505	66,021	47,883
Other Activities	3,161	(2,244)	3,550	(2,191)
Net, unallocated interest expense	(870)	(681)	(1,624)	(1,336)
Impairment of aircraft and related assets	—	(39,075)	—	(39,075)
Non-service components of retiree benefit credit (costs)	4,456	2,898	8,913	5,796
Debt issuance costs	(6,505)	—	(6,505)	—
Net gain on financial instruments	35,703	(109,723)	45,175	(2,679)
Loss from non-consolidated affiliates	965	(6,513)	(218)	(9,277)
Earnings (Loss) from Continuing Operations before Income Taxes (GAAP)	$104,226	$(106,193)	$159,328	$34,581

Adjustments to Pretax Earnings
Add customer incentive amortization	5,798	4,896	11,497	9,753
Less government grants	(38,274)	(9,821)	(66,304)	(9,821)
Add impairment of aircraft and related assets	—	39,075	—	39,075
Add non-service components of retiree benefit (credits) costs	(4,456)	(2,898)	(8,913)	(5,796)
Add debt issuance costs	6,505	—	6,505	—
Less net gain on financial instruments	(35,703)	109,723	(45,175)	2,679
Add loss from non-consolidated affiliates	(965)	6,513	218	9,277
Adjusted Pretax Earnings (non-GAAP)	$37,131	$41,295	$57,156	$79,748
Adjusted Pretax Earnings excludes certain items included in GAAP based pretax earnings (loss) from continuing operations because they are distinctly different in their predictability among periods or not closely related to our operations. Presenting this measure provides investors with a comparative metric of fundamental operations, while highlighting changes to certain items among periods. Adjusted Pretax Earnings should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Earnings (Loss) from Continuing Operations Before Income Taxes	$104,226	$(106,193)	$159,328	$34,581
Interest Income	(9)	(12)	(28)	(124)
Interest Expense	15,021	16,045	29,543	32,368
Depreciation and Amortization	75,633	68,291	146,684	137,633
EBITDA from Continuing Operations (non-GAAP)	$194,871	$(21,869)	$335,527	$204,458
Add customer incentive amortization	5,798	4,896	11,497	9,753
Less government grants	(38,274)	(9,821)	(66,304)	(9,821)
Add impairment of aircraft and related assets	—	39,075	—	39,075
Add non-service components of retiree benefit (credits) costs	(4,456)	(2,898)	(8,913)	(5,796)
Less debt issuance costs	6,505	—	6,505	—
Less net gain on financial instruments	(35,703)	109,723	(45,175)	2,679
Add loss from non-consolidated affiliates	(965)	6,513	218	9,277

Adjusted EBITDA (non-GAAP)	$127,776	$125,619	$233,355	$249,625

Management uses Adjusted EBITDA to assess the performance of its operating results among periods. It is a metric that facilitates the comparison of financial results of underlying operations. Additionally, these non-GAAP adjustments are similar to the adjustments used by lenders in the Company’s senior secured credit facility to assess financial performance and determine the cost of borrowed funds. The adjustments also remove the non-service cost components of retiree benefit plans because they are not closely related to ongoing operating activities. The adjustments also excluded the recognition of government grants from adjusted earnings to improve comparability between periods. Management presents EBITDA from Continuing Operations, a commonly referenced metric, as a subtotal toward computing Adjusted EBITDA.

EBITDA from Continuing Operations is defined as Earnings (Loss) from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA is defined as EBITDA from Continuing Operations less financial instrument revaluation gains or losses, non-service components of retiree benefit costs including pension plan settlements, amortization of warrant-based customer incentive costs recorded in revenue, recognition of government grants, impairment of aircraft and related assets, charge off of debt issuance costs upon debt restructuring and costs from non-consolidated affiliates.

Adjusted EBITDA and EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP. Adjusted EBITDA and EBITDA from Continuing Operations should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP, or as alternative measures of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)
Management presents Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations, both non-GAAP measures, to provide additional information regarding earnings per share without the volatility otherwise caused by the items below. Management uses Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations to compare the performance of its operating results among periods.

	Three Months Ended				Six Months Ended
	June 30, 2021		June 30, 2020		June 30, 2021		June 30, 2020
	$	$ Per Share	$	$ Per Share	$	$ Per Share	$	$ Per Share

Earnings (Loss) from Continuing Operations - basic (GAAP)	$79,869		$(105,162)		$122,159		$28,571
Gain from warrant revaluation, net tax[1]	(25,816)		—		(31,171)		(19,312)
Earnings (Loss) from Continuing Operations - diluted (GAAP)	54,053	$0.74	(105,162)	$(1.78)	90,988	$1.23	9,259	$0.14
Adjustments, net of tax
Customer incentive amortization[2]	4,475	0.06	3,779	0.06	8,873	0.12	7,527	0.11
Remove effects of government grants[3]	(29,539)	(0.41)	(7,580)	(0.13)	(51,172)	(0.69)	(7,580)	(0.11)
Remove effects of aircraft impairments[4]	—	—	30,157	0.51	—	—	30,157	0.44
Non-service component of retiree benefits[5]	(3,439)	(0.05)	(2,237)	(0.04)	(6,879)	(0.10)	(4,474)	(0.07)
Debt issuance costs[6]	5,020	0.07	—	—	5,020	0.07	—	—
Derivative and warrant revaluation[7]	(1,738)	(0.05)	107,630	1.72	(3,694)	(0.09)	18,884	0.20
(Gain)/loss from affiliates[8]	(745)	(0.01)	5,878	0.10	168	—	8,011	0.12
Adjusted Earnings from Continuing Operations (non-GAAP)	$28,087	$0.35	$32,465	$0.44	$43,304	$0.54	$61,784	$0.83

	Shares		Shares		Shares		Shares
Weighted Average Shares - diluted	72,964		59,130		73,849		68,104
Additional weighted average shares[1]	6,380		15,304		5,839		6,183
Adjusted Shares (non-GAAP)	79,344		74,434		79,688		74,287

Adjusted Earnings from Continuing Operations and Adjusted Earnings Per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations, Weighted Average Shares - diluted or Earnings Per Share from Continuing Operations or any other performance measure derived in accordance with GAAP. Adjusted Earnings and Adjusted Earnings Per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.
1.Under U.S. GAAP, certain warrants are reflected as a liability and unrealized warrant gains are typically removed from diluted earnings per share (“EPS”) calculations, while unrealized warrant losses are not removed because they are dilutive to EPS. As a result, the Company’s EPS, as calculated under U.S. GAAP, can vary significantly among periods due to unrealized mark-to-market losses created by an increased trading value for the Company's shares. The adjustment removes the unrealized gains for grants of stock warrants issued to Amazon as a lease incentive. For all periods presented, additional weighted shares includes 14.4 million shares as if Amazon's publicly announced warrant conversion plan was completed plus additional weighted shares assuming that Amazon net settled its remaining warrants during each period.
2.Removes the amortization of the warrant-based customer incentives which are recorded against revenue over the term of the related aircraft leases and customer contracts.
3.Removes the effects of government grants received under federal payroll support programs.
4.Removes the effects of impairment charges for aircraft valuations and related assets.
5.Removes the non-service component of post-retirement costs and credits.
6.Removes the charge off of debt issuance costs when the Company restructured its debt.
7.Removes gains and losses from derivative interest rate instruments and warrant revaluations.
8.Removes losses for the Company's non-consolidated affiliates.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
AIRCRAFT FLEET

Aircraft Types
	December 31, 2020		June 30, 2021		December 31, 2021 Projected
	Freighter	Passenger	Freighter	Passenger	Freighter	Passenger

B767-200	33	3	32	3	32	3
B767-300	52	10	59	9	69	9
B777-200	—	3	—	3	—	3
B757-200	1	—	—	—	—	—
B757 Combi	—	4	—	4	—	4
Total Aircraft in Service	86	20	91	19	101	19

B767-300 in or awaiting cargo conversion	8	—	15	—	12	—
A321 in cargo conversion	—	—	—	—	1	—
B767-200 staging for lease	—	—	1	—	1	—
Total Aircraft	94	20	107	19	115	19

Aircraft in Service Deployments
	December 31,		June 30,		December 31,
	2020		2021		2021 Projected

Dry leased without CMI	33		34		38
Dry leased with CMI	40		46		50
Customer provided for CMI	2		3		6
ACMI/Charter[1]	31		27		26

1.Includes three Boeing 767-300ER passenger aircraft and one 767-200ER passenger aircraft leased from external companies.